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ANNUAL STATEMENT OF COMPLIANCE

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Trimont Real Estate Advisors, LLC, in its applicable capacities as listed on Schedule I (“Trimont”), hereby certifies as follows as of and for the year ending December 31, 2022 (the “Reporting Period”):

1.        A review of Trimont’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.        To the best of such officer’s knowledge, based on such review, Trimont has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period except as described in Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February-2023.

Trimont Real Estate Advisors, LLC, as Sub-servicer

By: /s/ Cindy Barreda

Name: Cindy Barreda

Title: Authorized Signatory

SCHEDULE I

Transaction                   Capacity

MSBAM 2015-C21      Sub-servicer

MSBAM 2015-C22      Sub-servicer

EXHIBIT A

Trimont self-identified certain instances in which reconciliations were not completed timely and management conducted remediation of these situations, including providing additional resourcing to the reconciliation team during the Reporting Period. Reconciliations are now being performed timely across the portfolio.